Silver Dragon Resources Inc. Announces Senior Management Changes

Toronto, Canada – April 21, 2008 – Silver Dragon Resources Inc. (OTC BB: SDRG.OB – News) announced today that Marc Hazout, founder and director, has stepped down as President and CEO effective immediately. The board of Silver Dragon has appointed Colin Sutherland, currently CFO, as interim CEO. The Company has begun a comprehensive search process for a new CEO to lead Silver Dragon.

Colin Sutherland, CFO and interim CEO, stated that: "I look forward to continuing to work with this team and building on the successes of the exploration program we have been pursuing. I am confident that our search process will find the right CEO candidate for Silver Dragon. I also thank Marc for his service during a challenging period in the company that he founded."

Marc Hazout, Founder and Director, stated that: ‘I am very excited about the future of the company I founded. Silver Dragon is very fortunate to have assembled the team it has in place to advance our Cerros las Minitas project in Mexico and our Erbahuo projects in China to the next level. I look forward to continuing to work with this team as an advisor and director and building on the successes of the projects in order to maximize shareholder value."

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metal company focused on the acquisition, exploration, development and operation of silver mines in proven silver districts exclusively in China and Mexico. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, and/or producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing Cerros las Minitas in Mexico and the nine Erbahuo properties in China. With operations in Mexico, the world’s leading producer of silver, and in China, the world’s largest consumer of silver, Silver Dragon is prepared to participate in China’s increasing demand for silver. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical, such as statements regarding the exploration and development of the Projects, outcome and timing for the completion of further assays and Silver Dragon’s future prospects, are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. Forward-looking information is subject to known and unknown risks, uncertainties and other factors that may cause the actual results, level of activity, performance or achievements of the Company to be materially different from those expressed or implied by such forward-looking information, including risks associated with the mining industry such as economic factors, government regulation and approvals, environmental risks, actual results of exploration activities, future commodity prices, permitting timelines, capital expenditures, possible variations in ore reserves, resources, grade or recovery rates, requirements for additional capital, changes in laws or policies, changes in project parameters as plans continue to be refined, conclusions of economic evaluations as well as other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact Silver Dragon Resources Inc.

Colin Sutherland
(416) 223-8500 or Toll Fee: 1-866-512- SDRG (7374)

Email: info@silverdragonresources.com